Exhibit 4.17

Execution Version

FIRST AMENDMENT TO THE AMENDED AND RESTATED PLEDGE AGREEMENT

This First Amendment to the Amended and Restated Pledge Agreement (this “Amendment”) is entered into as of October 29, 2020 by and between KENON HOLDINGS LTD. (Company Registration Number: 201406588W), a company incorporated in Singapore and having its registered office at 160 Robinson Road, #17-01, Singapore Business Federation Centre, Singapore 068914 ("Pledgor"); and NAUTILUS INKIA HOLDINGS SCS (f/k/a Nautilus Inkia Holding LLC(, a company organized and existing under the laws of the Grand Duchy of Luxembourg, for itself and on behalf and for the benefit of Nautilus Distribution Holdings LLC ("Buyer" and the "Pledgee").

Recitals
(A)
the Pledgor and the Pledgee (formerly organized as a Limited Liability Company under the laws of the Cayman Islands, redomiciled and registered by way of continuation as a common limited partnership (société en commandite simple –SCS-) in the Grand Duchy of Luxembourg) have entered into an Amended and Restated Pledge Agreement dated February 15, 2018 (the “Pledge Agreement”), pursuant to which the Pledgor granted to the Pledgee a first ranking pledge over, inter alia, the Pledged Assets, all as further described in the Pledge Agreement as a security for the Secured Obligations; and

(B)	the Pledgor and the Pledgee wish to amend the Pledge Agreement on the terms set forth herein;

Now, therefore, the parties hereby agree as follows:

1.	Defined Terms

Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Pledge Agreement.

2.	Amendment to the Pledge Agreement
2.1	The following defined terms in the Pledge Agreement shall be amended as follows:
2.1.1
The definition of the term “Event of Default” shall be amended and replaced in its entirety by the following definition:

“the occurrence of any event, condition or circumstance that constitutes an "Event of Default" under this Pledge Agreement and any amendment thereto.”

2.1.2
The definition of the term “Pledged Shares” shall be amended and replaced in its entirety by the following definition:

“55,000,000 Company Shares, currently held in the Pledged Account, such amount of shares to be adjusted to take into account any share split, reverse share split, reclassification or any similar event with respect to the Pledged Shares. The aforementioned amount of Pledged Shares will be reduced following interim release of the Pledged Shares in accordance with clause 4 of this Pledge Agreement and/or following the release of the Pledged Shares pursuant to clause 6 of this Pledge Agreement. Pledged Shares shall include any Company Shares pledged pursuant to Clause 4 or 5.5 of this Agreement. Attached as Exhibit A is a confirmation of the Pledged Account Bank that the Pledged Shares are held in the Pledged Account.”

2.1.3
The definition of the term “Release Date” shall be amended and replaced in its entirety by the following definition:

“the earlier of: (i) December 31, 2021, unless upon such date any unresolved indemnity claim(s) under the Share Purchase Agreement is outstanding, whereupon this Pledge Agreement and the pledges created hereunder in favour of the Pledgor will continue to apply but only with respect to the Extended Assets (as defined below) in accordance with the provisions of clause 6 of this Pledge Agreement; and (ii) the date all Pledged Shares (including all proceeds received from the sale of Pledged Shares in accordance with clause 5.5 below) have been released from the pledge in accordance with clause 4 of this Pledge Agreement.”

2.1.4
The definition of term “Secured Obligations” shall be amended and replaced in its entirety by the following definition:

“i) all indemnification claims by the Pledgee or by any Buyer Indemnitees that are Finally Determined as defined in and in accordance with the Share Purchase Agreement and have not been paid to Buyer less (a) the net proceeds from the realisation of the Pledged Assets that have been set-off by Buyer under clause 10.10 of the Share Purchase Agreement (if permissible thereunder), or (b) amounts actually paid to Buyer as indemnification claims under Article X of the Share Purchase Agreement; (ii) all obligations of the Pledgor under the Side Letter; (iii) all obligations of the Pledgor under this Pledge Agreement and any amendment thereto (including any rights to remedies of the Pledgee upon an Event of Default or any breach by the Pledgor of a representation, warranty covenant, agreement or condition contained herein); and (iv) any preservation and foreclosure costs and expenses incurred by the Pledgee (including costs and expenses in connection with an Enforcement Event, lawyers’ fees and costs of any Receiver), in each case of (i)- (iv), unlimited in amount.”

2.1.5
The following definition of the term “Side Letter” shall be added:

“Side Letter”- Side Letter, dated as of October 29, 2020, by and among, the Pledgor and the Pledgee, pursuant to which the Pledgor has undertaken upon itself to limit its ability to incur additional debt, to maintain a cash amount, to deliver account statements and additional other obligations, all as set forth therein.”

2.2	Section 5.4 shall be amended and replaced in its entirety as follows:

"In addition to the right to draw dividends pursuant to clause 5.3 above, on one occasion during the period from October 29,2020 until the end of the term of this Agreement (and notwithstanding any exercise by the Pledgor of its right to draw dividends pursuant to this clause 5.4 prior to October 29,2020), and unless an Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and draw from the Applicable Account its pro rata share of dividends of up to the NIS equivalent (determined on the basis of the NIS/USD exchange rate quoted by Central Bank of Israel on the Tel Aviv Business Day immediately preceding the date of payment of the dividend) of USD 25 million paid by the Company in respect of all Pledged Shares. By way of example only, if the Company makes a distribution of US$ 50 million following the Original Effective Date, Pledgor shall be entitled to draw from the Applicable Account on account of such Pledged Shares US$ 6.25 million."

2.3	Section 6.1 shall be amended and replaced in its entirety as follows:

“Following December 31, 2021, the Pledged Assets will be released in full from the pledge created hereby, provided that, to the extent on such date, there are any remaining Pledged Assets which were not released in accordance with clause 4 of this Pledge agreement (which such remaining Pledged Assets shall be defined as the "Remaining Pledged Assets"), and if there are unresolved claims for indemnity made by the Buyer under the Share Purchase Agreement, the pledges created under this Pledge Agreement will continue to apply for Pledged Assets not to exceed the Remaining Pledged Assets sufficient (in the case of Pledged Shares, based on a the VWAP Value per Company Share on December 31, 2021 (the "Extended Assets") to cover an amount determined by the Pledgor and the Pledgee together, each acting in good faith (or should the Pledgor and Pledgee be unable to agree, a third party evaluator; and in the absence of agreement on a third party evaluator, PwC shall act as third party evaluator or appoint a third party evaluator) equal to the sum, of (a) a reasonable estimate of the amount ultimately payable on an unresolved claim (including interest and penalties) to be paid under the Share Purchase Agreement, plus (b) a reasonable estimate of the amount of costs and expenses that are expected to be incurred to resolve the claim in accordance with the Share Purchase Agreement, plus (c) 10% of the aggregate of sub clauses (a) and (b) (together, the "Reserve Amount"); provided that (x) to the extent that such unresolved indemnity claims which results in an extension of the pledges created hereunder in a claim amount actually paid exceeding 110% of the Reserve Amount (for the avoidance of doubt being the value of the Extended Assets when the Reserve Amount is initially calculated), the Pledgor shall pay to the Pledgee interest in cash at a rate of 4% per annum on the difference between the amount paid and 110% of the Reserve Amount from December 31, 2021 until such payment, and (y) to the extent that such unresolved indemnity claims which in an extension of the pledges created hereunder results in a claim amount actually paid is less than 90% of the Reserve Amount (for the avoidance of doubt being the value of the relevant Extended Assets when the Reserve Amount is initially calculated), the Pledgee shall pay to the Pledgor interest in cash at a rate of 4% per annum on the difference between the amount paid and 90% of the Reserve Amount from December 31, 2021 until the Extended Assets are released from escrow.

Any Extended Assets shall be released from the pledge following final settlement of any claims as described above.”

2.4	Clause 11 (Events of Default) shall be amended and supplemented to include an additional Event of Default (Section 11.12), as follows:

“11.12          The Pledgor breaches any covenant or undertaking made by it under the Side Letter which constitutes a Side Letter Event of Default (as defined in the Side Letter)"

2.5	Section 11.2 under Clause 11 (Events of Default) shall be amended and replaced in its entirety as follows:

“11.2
A representation or warranty made by the Pledgor in this Pledge Agreement or any amendment or supplement thereto, or the representation made by IC Power under the Undertaking and Consent, is incorrect in any material respect when made, unless the circumstances giving rise to the misrepresentation:

11.2.1 are reasonably likely to be capable of remedy within the time provided in clause 11.2.2; and

11.2.2 are remedied within 30 days (or, with respect to clauses 9.1, 9.3 and/or 9.8- within 7 days) of the earlier of the Pledgee giving notice and the Pledgor or IC Power (as relevant) becoming aware of the breach and/or non-compliance.”

2.6	Clause 12 (Realisation) shall be amended and supplemented to include the following additional provision (Clause 12.9) as follows:

2.9
Transfer of the Pledged Shares or any rights deriving therefrom upon realisation (including to a receiver) in a manner which is deemed to be a transfer or purchase of control in the Company for the purpose of the Israeli Electricity Sector Law – 1996 ("Electricity Law") may require approval pursuant to the Electricity Law, and in such case, such transfer or purchase of control shall not be made without prior receipt of such approval."

3.	Additional obligations

3.1	The Pledgor hereby undertakes and confirms as follows:

3.1.1	it has furnished to the Pledgee certified corporate approvals of the Pledgor approving the execution, delivery and performance of all obligations under this Amendment.

3.1.2	it has furnished to the Pledgee a legal opinion from a reputable local counsel in Singapore in a form reasonably acceptable to the Pledgee.

3.1.3
it has furnished to the Pledgee a legal opinion from a reputable local counsel in Israel confirming that no consents, licenses, approvals or authorizations from any governmental authority in Israel are required by Pledgor for executing and performing its obligations under this Amendment.

3.1.4
it has provided the Pledged Account Bank a notice and irrevocable instructions, in the form attached hereto as Exhibit B, instructing the Pledged Account Bank to transfer 22,028,320 Company Shares and all Related Rights thereto to the Pledged Account, and has provided the Pledgee a countersigned acknowledgment thereof by the Pledged Account Bank.

3.1.5
it has duly signed and delivered to the Pledgee a Notice to the Pledges Registrar (form #5) for the purpose of amending the registration of the pledge created under the Pledge Agreement with the Israeli Pledges Registrar, adding to the registration the additional pledges hereby created under this Amendment, and has furnished to the Pledgee evidence of filing the aforementioned amendment to the registration for registration with the Israeli Pledges Registrar; and

3.1.6
it has duly signed and delivered to the Pledgee all such documents required under Singapore law for the purpose of registering the additional pledges hereby created under this Amendment with the ACRA and will furnish to the Pledgee evidence of its filing with the ACRA on the first succeeding day following the date of this Amendment.

3.2	Attached hereto as Exhibit C is a notice of the Pledgee to the Pledged Account Bank regarding the redomicile and migration of the Pledgee, acknowledged by the Pledged Account Bank.

3.3	Attached hereto as Exhibit D is a notice of the Pledgee to ESOP Management and Trust Services Ltd. (“ESOP”) regarding the redomicile and migration of the Pledgee, acknowledged by ESOP.

4.	Representations and Warranties

The Pledgor makes the following representations and warranties set out in this clause 4 as of the date of this Amendment.

4.1	The Pledgor is a limited liability company, duly incorporated and validly existing under the laws of Singapore.

4.2
The Pledgor has the requisite power and authority and the legal right to execute, deliver and perform this Amendment, including to create the pledge on the Pledged Assets pursuant to the Pledge Agreement as amended hereby, and has taken all necessary action to authorize its execution, delivery and performance of this Amendment.

4.1
The obligations of Pledgor hereunder are legal, valid and binding obligations and are enforceable in accordance with the terms hereof and, upon completion of proper registration with the Israeli Registrar of Pledges and the proper registration with the ACRA, this Amendment creates the first priority security which it purports to create and such security is valid, effective and enforceable.

4.2
Neither the execution and delivery of this Amendment or the other agreements and documents contemplated hereby to be executed and delivered by Pledgor, nor the performance or compliance with any of the provisions hereof or thereof, does or will (i) conflict with or result in a breach of any provisions of the constitutional documents of Pledgor, (ii) constitute or result in any default under any of its contracts, (iii) result in the creation or imposition of a lien upon any property or assets of Pledgor (other than the pledge contemplated by the Pledge Agreement as amended hereby), or (iv) violate any consent, permit, order or law applicable to Pledgor, the Pledged Assets or any of its other material properties, assets or businesses.

4.3	The Pledged Shares have been duly and validly granted and issued in accordance with Company’s constitutional documents and the Pledgor is the record and beneficial owner of the Pledged Shares.

4.4	The Pledged Shares are not subject to a Lockup.

4.5	Other than as expressly set out herein, the Pledgor reaffirms all representations and warranties provided under the Pledge Agreement.

5.	Effectiveness

This Amendment shall become effective immediately as of the date first written above.

6.	Continuing Effect of the Pledge Agreement

6.1
This Amendment shall not constitute an amendment or waiver of any other provision of the Pledge Agreement or any other document and shall not be construed as such. Except as set forth expressly herein, the provisions of the Pledge Agreement shall remain in full force and effect.

6.2
For the avoidance of doubt, nothing in this Amendment shall be deemed to constitute any waiver by the Pledgee of any of its rights under the Pledge Agreement, and the remaining provisions of the Pledge Agreement will continue to apply to this Amendment as if expressly set out herein.

7.	Governing Law

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Israel (without regard to the conflict of law principles thereof).

8.	Jurisdiction

The Parties hereby irrevocably agree, that the courts of Tel-Aviv shall have the exclusive jurisdiction to hear and determine any suit, action or proceedings and to settle any disputes, which may arise out of or in connection with this Amendment and, for such purposes, irrevocably submits to the jurisdiction of such courts.

The Pledgor hereby irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 8 being nominated as the forum to hear and determine any actions and to settle any disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

9.	Amendment

This Amendment shall not be amended, modified or altered unless by an agreement in writing executed by Pledgor and Pledgee.

10.	Entire Agreement

This Amendment (together with the Pledge Agreement, as amended hereby) contains the entire agreement between the Parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Prior drafts of this Amendment shall not be used for and shall have no affect with respect to the interpretation of this Amendment.

11.	Counterparts

This Amendment and any ancillaries thereto may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format), and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment.

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The undersigned executed this Amendment as of the date first set forth above.

_________________________________ Name: Gino Antonio Sangalli de los Ríos Title: Authorised Signatory	PLEDGEE: NAUTILUS INKIA HOLDINGS SCS ______________________________ Name: Sandra Carol Holme Bowdin Title: Authorised Signatory
PLEDGOR: KENON HOLDINGS LTD. ________________________ Name:___________________ Title:____________________

The undersigned executed this Amendment as of the date first set forth above.

PLEDGEE: NAUTILUS INKIA HOLDINGS SCS _______________________ Name:___________________ Title:____________________
PLEDGOR: KENON HOLDINGS LTD. By: /s/ Robert Rosen Name: Robert Rosen Title: CEO